April 5, 2011

Glencore
Baarermattstrasse 3
CH-6341 Baar, Switzerland
Attn:  Head of Aluminum Department

Gentlemen:

This letter constitutes the agreement (the “Agreement”) between Century Aluminum Company (the “Company”), on the one hand, and Glencore AG (“Glencore”) and each of the other Persons (as defined below) set forth on the signature pages hereto (the “Glencore Affiliates”), on the other hand, with respect to the matters set forth below.  Glencore, the Glencore Affiliates and the affiliates (as defined below) of each of the foregoing are collectively referred to as the “Glencore Group.”

1.
The Company and the Glencore Group agree that the nominees of the Board of Directors of the Company (the “Board”) to stand for election at the Company’s 2011 Annual Meeting of Stockholders, any Special Meeting of Stockholders held in lieu thereof and any postponement, adjournment or delay thereof (the “2011 Annual Meeting”) shall be Steven Blumgart, Steven Kalmin (each, a “Glencore Designee” and together, the “Glencore Designees”) and Terrence Wilkinson (the “Independent Nominee”, and together with the Glencore Designees, the “2011 Nominees”).  Each of the 2011 Nominees shall be nominated as a Class III director with a term expiring at the Company’s 2014 Annual Meeting.

2.
Glencore hereby represents, acknowledges and agrees that each of the Glencore Designees meets the requirements of the Company’s written policies and practices (as the same exist as of the date of this Agreement and made available to Glencore) (the “Director Policies”) to be qualified to serve as a member of the Board.  The Company hereby represents, acknowledges and agrees that the Board has determined to, and shall, nominate each 2011 Nominee to stand for election at the 2011 Annual Meeting as a Class III director with a term expiring at the Company’s 2014 Annual Meeting.  The Glencore Group represents and warrants that as of the date hereof it is not aware of any reason that any 2011 Nominee would not be able to serve as a member of the Board upon election at the 2011 Annual Meeting.

3.
If (i) at any time at or prior to the 2011 Annual Meeting either Glencore Designee shall have ceased for any reason (whether by death, disability or otherwise) to be a nominee of the Board to stand for election at the 2011 Annual Meeting as a Class III director with a term expiring at the Company’s 2014 Annual Meeting or (ii) having been elected to the Board at the 2011 Annual Meeting, either Glencore Designee shall cease to be a member of the Board for any reason at any time prior to the date of the Company’s 2014 Annual Meeting of Stockholders, then the Glencore Group shall be entitled to designate in writing a substitute (the “Glencore Successor Designee”) to replace the Glencore Designee as a nominee of the Board or as a director (as the case may be), in each case for the same term and as part of the same Board class, who is reasonably acceptable to the Company.  The Company shall make any such determination regarding the acceptability of a proposed Glencore Successor Designee in good faith and reasonably promptly.  The Board shall nominate or appoint to the Board (as the case may be) the Glencore Successor Designee no later than one business day after the Company’s determination that such Glencore Successor Designee is reasonably acceptable.  Upon becoming a nominee of the Board or a member of the Board pursuant to this Section 3, a Glencore Successor Designee shall become the Glencore Designee for all purposes under this Agreement.  The Company and the Glencore Group shall take all actions necessary to give effect to the provisions of this Section 3.

Century Aluminum Company 2511 Garden Road Bldg. A, Suite 200 Monterey, CA 93940
831-645-6555	Phone
831-642-9328	Fax

Glencore Letter Agreement

4.
If at any time at or prior to the 2011 Annual Meeting, the Independent Nominee shall have ceased for any reason (whether by death, disability or otherwise) to be a nominee of the Board to stand for election at the 2011 Annual Meeting as a Class III director with a term expiring at the Company’s 2014 Annual Meeting, then the Glencore Group shall be entitled to designate in writing a substitute nominee (the “Successor Independent Nominee”) to replace the Independent Nominee as a nominee of the Board for the same term and as part of the same Board class. The Successor Independent Nominee shall be independent under the independence standards applicable to the Company pursuant to Item 407(a) of Regulation S-K of the Securities Exchange Act of 1934 and the listing standards of NASDAQ and shall be reasonably acceptable to the Company.  The Company shall make any such determination regarding the acceptability of a proposed Successor Independent Nominee in good faith and reasonably promptly.  The Board shall nominate the Successor Independent Nominee no later than one business day after the Company’s determination that such Successor Independent Nominee is reasonably acceptable. Upon becoming a nominee of the Board pursuant to this Section 4, a Successor Independent Nominee shall become the Independent Nominee for all purposes under this Agreement. In the event that the Successor Independent Nominee is approved by the Company following the mailing of the definitive proxy statement for the 2011 Annual Meeting, such Successor Independent Nominee shall be appointed to the Board at the first regular meeting of the Board following the 2011 Annual Meeting and the Company agrees that the Board shall not otherwise fill the vacancy in Class III prior to such Board meeting.  The Company and the Glencore Group shall take all actions necessary to give effect to the provisions of this Section 4.

5.
In order to avoid an election contest at the 2011 Annual Meeting, the parties agree that:  (i) the members of the Glencore Group, but only for so long as both of the Glencore Designees (or any Glencore Successor Designee substituted for a Glencore Designee pursuant to Section 3) and the Independent Nominee (or any Successor Independent Nominee substituted for the Independent Nominee pursuant to Section 4) are nominees of the Board to stand for election at the 2011 Annual Meeting as Class III directors with a term expiring at the Company’s 2014 Annual Meeting, and the Company will publicly support and recommend that the Company’s stockholders vote for the election of each of the 2011 Nominees at the 2011 Annual Meeting (and, if a Glencore Successor Designee or Successor Independent Nominee has been nominated, such designee), and (ii) for so long as both of the Glencore Designees (or any Glencore Successor Designee substituted for a Glencore Designee pursuant to Section 3) and the Independent Nominee (or any Successor Independent Nominee substituted for the Independent Nominee pursuant to Section 4) are nominees of the Board to stand for election at the 2011 Annual Meeting as Class III directors with a term expiring at the Company’s 2014 Annual Meeting, each member of the Glencore Group will cause all Voting Securities (as defined below) that it is entitled to vote at the 2011 Annual Meeting (whether held of record or beneficially) to be present for quorum purposes and to be voted at the 2011 Annual Meeting in favor of the election of each of the 2011 Nominees (and, if a Glencore Successor Designee or Successor Independent Nominee  has been nominated, such designees) and in accordance with the recommendation of the Company’s board of directors with respect to each matter set forth in the draft proxy statement provided by the Company to Glencore prior to the date of this Agreement.

6.	The Company shall provide to the Glencore Group a reasonable opportunity within a reasonable period of time to review and comment on, and shall reflect any reasonable comments provided by the Glencore Group in connection with and prior to, any filing with the Securities and Exchange Commission in connection with this Agreement, including (i) any Form 8-K filed by the Company in connection with this Agreement and (ii) the Company's proxy statement (and other soliciting material) prepared in connection with the 2011 Annual Meeting.

Glencore Letter Agreement

7.
Each of the Company, on the one hand, and the members of the Glencore Group, on the other hand, acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages, that the breaching party will not plead in defense thereto that there would be an adequate remedy at law, and that the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party.  Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

8.
All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be in writing and will be deemed validly given, made or served if (a) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received, or (b) if given by any other means, when delivered in person, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company:
Century Aluminum Company 2511 Garden Road, A200 Monterey, CA 93940
	Attn:	General Counsel
	Phone:	+831-642-9300
	Fax:	+642-9328

If tothe Glencore Group:
Glencore AG Baarermattstrasse 3 CH-6341 Baar, Switzerland
	Attn:	Head of Aluminum Department
	Phone:	+41-41-709-2000
	Fax:	+41-41-709-3000

With a copy (which shall not constitute notice) to:
Glencore AG Baarermattstrasse 3 CH-6341 Baar, Switzerland
	Attn:	Richard Marshall
	Phone:	+41-41-709-2000
	Fax:	+41-41-709-2621

9.
As used in this Agreement, (a) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) the term “affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become affiliates of any Person subsequent to the date of this Agreement; (c) the term “Voting Securities” shall mean the shares of the Company’s common stock and any other securities of the Company entitled to vote generally in the election of directors; and (d) the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

Glencore Letter Agreement

10.
This Agreement may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any of its conflict of laws principles that would require otherwise.  Each of the members of the Glencore Group and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the federal or state courts located in Wilmington, Delaware; and (d) irrevocably waives the right to trial by jury.

12.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.  Any purported transfer without such consent shall be void.  No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein.  Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

14.	This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

15.
Each party hereto hereby represents and warrants that this Agreement has been duly and properly authorized and approved by all necessary corporate, similar and other actions (including, without limitation, by action of the Board in the case of the Company).

[Execution page follows.]

Glencore Letter Agreement

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

                        Very truly yours,

CENTURY ALUMINUM COMPANY
By:	/s/ William J. Leatherberry
	Name:	William J. Leatherberry
	Title:	Executive Vice President, General Counsel and Secretary

Acknowledged and agreed to as of the date first written above:

GLENCORE AG
By:	/s/ Andreas Hubmann		By:	/s/ Steven Blumgart
	Name:	Andreas Hubmann		Name:	Steven Blumgart
	Title:	Officer		Title:	Officer

GLENCORE INTERNATIONAL AG
By:	/s/ Andreas Hubmann		By:	/s/ Steven Blumgart
	Name:	Andreas Hubmann		Name:	Steven Blumgart
	Title:	Officer		Title:	Officer

GLENCORE HOLDING AG
By:	/s/ Andreas Hubmann		By:	/s/ Steven Kalmin
	Name:	Andreas Hubmann		Name:	Steven Kalmin
	Title:	Director		Title:	Director

[Signature Pages to Letter Agreement]